                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)     September 3, 1999
                                                 -------------------------------


                                RAILAMERICA, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
--------------------------------------------------------------------------------
                 (State or other jurisdiction of incorporation)



          0-20618                                        65-0328006
-----------------------------                ---------------------------------
  (Commission File Number)                   (IRS Employer Identification No.)


                           5300 BROKEN SOUND BLVD N.W.
                            BOCA RATON, FLORIDA 33487
--------------------------------------------------------------------------------
          (Address of principal executive offices, including Zip Code)


Registrant's telephone number, including area code      (561) 994-6015
                                                   ----------------------------


                                       N/A
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         Attached hereto as exhibit 7(a) and incorporated herein by reference:

         (a)      Financial Statements of Business Acquired.

                  Report of Independent Auditors

                  Consolidated Balance Sheets as of December 31, 1998 and 1997

                  Consolidated Statements of Income for the years ended December 31, 1998 and 1997

                  Consolidated Statements of Stockholders' Equity for the years ended December 31, 1998 and 1997

                  Consolidated Statements of Cash Flows for the years ended December 31, 1998 and 1997

                  Notes to consolidated financial statements

                  Unaudited Consolidated Balance Sheet as of June 30, 1999

                  Unaudited Consolidated Income Statements for the six months ended June 30, 1999 and 1998

                  Unaudited Consolidated Statements of Cash Flows for the six months ended June 30, 1999 and 1998

         Attached hereto as exhibit 7(b) and incorporated herein by reference:

         (b)      Pro Forma Financial Information.

                  Pro forma consolidated balance sheet as of June 30, 1999

                  Pro forma consolidated statement of income for the six months ended June 30, 1999.

                  Pro forma consolidated statement of income for the year ended December 31, 1998.

                  Notes to unaudited pro forma consolidated financial statements.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           RAILAMERICA, INC.

Dated:  November 8, 1999                   By: /s/ Gary O. Marino
                                               --------------------------------
                                           Name: Gary O. Marino
                                           Its:  Chairman, CEO and President

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Stockholders
The Toledo, Peoria and Western Railroad
  Corporation and Subsidiaries

         We have audited the accompanying consolidated balance sheets of The Toledo, Peoria and Western Railroad Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Toledo, Peoria and Western Railroad Corporation and subsidiaries at December 31, 1997 and 1998, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                Ernst & Young LLP

February 19, 1999

      THE TOLEDO, PEORIA AND WESTERN RAILROAD CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (thousands)



                                                                         1997         1998
                                                                       --------      --------
ASSETS
Current assets:
   Cash and cash equivalents .....................................     $    433      $    201
   Accounts receivable ...........................................        1,631         2,004
   Reimbursable construction costs ...............................           29            92
   Materials and supplies ........................................          142           172
   Deferred income taxes .........................................          313           241
   Prepaid expenses and other current assets .....................           61            28
                                                                       --------      --------
Total current assets .............................................        2,609         2,738

Property, plant and equipment:
   Land ..........................................................        6,915         6,923
   Buildings, machinery and equipment ............................       13,458        15,382
                                                                       --------      --------
                                                                         20,373        22,305
   Less accumulated depreciation .................................       (1,510)       (2,517)
                                                                       --------      --------
Property, plant and equipment, net................................       18,863        19,788

Other assets:
   Other assets ..................................................          249           230
   Intangible assets, net ........................................          160           151
                                                                       --------      --------
Total other assets ...............................................          409           381

Total assets .....................................................     $ 21,881      $ 22,907
                                                                       ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Note payable ..................................................     $    500      $    300
   Accounts payable ..............................................        3,709         2,995
   Accrued and other current liabilities .........................        1,484         1,024
   Current maturities of long-term debt ..........................          656           849
                                                                       --------      --------
Total current liabilities ........................................        6,349         5,168

Long-term liabilities:
   Long-term debt ................................................        7,297         7,608
   Other long-term liabilities ...................................           92            91
   Deferred income taxes .........................................        2,206         2,765
                                                                       --------      --------
Total long-term liabilities ......................................        9,595        10,464
                                                                       --------      --------
Total liabilities ................................................       15,944        15,632

Stockholders' equity:
   Common stock, no par value, 1,000 shares authorized, issued
     and outstanding in 1997 and 1998 ............................           --            --
   Additional paid-in capital ....................................        5,250         5,250
   Contributed capital ...........................................          202           216
   Retained earnings .............................................          485         1,809
                                                                       --------      --------
                                                                          5,937         7,275
                                                                       --------      --------
Total liabilities and stockholders' equity .......................     $ 21,881      $ 22,907
                                                                       ========      ========


                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

      THE TOLEDO, PEORIA AND WESTERN RAILROAD CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (thousands)

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                            1997          1998
                                                         ---------      --------
OPERATING REVENUES:
   Railway operating revenues .......................     $ 11,325      $ 13,058
   Real property ....................................          277           278
   Other operating revenue ..........................           80            55
                                                          --------      --------
Total operating revenues ............................       11,682        13,391

OPERATING EXPENSES
   Maintenance of way and structures ................        1,362         1,249
   Maintenance of equipment .........................        1,309         1,354
   Transportation ...................................        4,875         4,995
   Car hire expense .................................          672           572
   Depreciation and amortization ....................          849         1,004
   Taxes other than income taxes ....................          130           170
   General, administrative and other ................        1,349         1,383
                                                          --------      --------
Total operating expenses ............................       10,546        10,727
                                                          --------      --------
Income from operations ..............................        1,136         2,664

OTHER (EXPENSE) INCOME:
   Interest expense, net ............................         (731)         (754)
   Gain on sale of property, equipment and other ....           --            69
                                                          --------      --------
Other expense, net ..................................         (731)         (685)
                                                          --------      --------
Income before income taxes ..........................          405         1,979

Provision for income taxes ..........................         (150)         (655)
                                                          --------      --------
Net income ..........................................     $    255      $  1,324
                                                          ========      ========




                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

      THE TOLEDO, PEORIA AND WESTERN RAILROAD CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      Year Ended December 31, 1997 and 1998
                                   (thousands)

                                                    ADDITIONAL
                                      COMMON         PAID-IN      CONTRIBUTED                RETAINED
                                      STOCK          CAPITAL        CAPITAL      EARNINGS      TOTAL
                                      ------        ----------    -----------    --------    --------
Balance at December 31, 1996 ....     $   --          $5,250         $158         $  230      $5,638
Net income ......................                                                    255         255
Rehabilitation subsidies ........                                      44                         44
                                      ------          ------         ----         ------      ------
Balance at December 31, 1997 ....         --           5,250          202            485       5,937

Net income ......................                                                  1,324       1,324
Rehabilitation subsidies ........                                      14                         14
                                      ------          ------         ----         ------      ------
Balance at December 31, 1998 ....     $   --          $5,250         $216         $1,809      $7,275
                                      ======          ======         ====         ======      ======







                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

      THE TOLEDO, PEORIA AND WESTERN RAILROAD CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (thousands)

                                                                                   YEAR ENDED DECEMBER 31,
                                                                                   ------- ---------------
                                                                                     1997            1998
                                                                                   -------         -------
OPERATING ACTIVITIES:
   Net income .............................................................        $   255         $ 1,324
   Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization ........................................            849           1,004
     Amortization of deferred financing costs .............................             31              37
     Provision for deferred income taxes ..................................            136             624
     Gain on sale of fixed assets .........................................             --             (69)
     Changes in operating assets and liabilities:
       (Increase) decrease in accounts receivable and
         reimbursable construction costs ..................................            897            (436)
       Decrease in materials, supplies, prepaids and other
         current assets ...................................................              3               3
       Decrease in accounts payable, accrued expenses, and other
          liabilities .....................................................           (876)         (1,174)
                                                                                   -------         -------
   Net cash provided by operating activities ..............................          1,295           1,313

INVESTING ACTIVITIES
   Additions to property, plant and equipment .............................         (1,525)         (1,936)
   Proceeds from sale of assets ...........................................             --              71
   Contributed capital ....................................................             66              20
   Decrease (increase) in other assets ....................................            (28)             (4)
                                                                                   -------         -------
   Net cash used in investing activities ..................................         (1,487)         (1,849)

FINANCING ACTIVITIES
   (Decrease) increase in notes payable ...................................            500            (200)
   Proceeds from long-term borrowings .....................................            150           1,200
   Principal payments on long-term debt ...................................           (483)           (696)
                                                                                   -------         -------
   Net cash provided by financing activities ..............................            167             304
                                                                                   -------         -------
   Decrease in cash and cash equivalents ..................................            (25)           (232)

   Cash and cash equivalents at beginning of period .......................            458             433
                                                                                   -------         -------
   Cash and cash equivalents at end of period .............................        $   433         $   201
                                                                                   =======         =======




                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

      THE TOLEDO, PEORIA AND WESTERN RAILROAD CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BUSINESS: The Company's common stock is owned by Delaware Otsego Corporation ("DOC"), a private investor group, CSX Transportation, Inc. (collectively "The Investor Group"), and Creditanstalt American Corporation ("CAC").

         The Company operates a 284-mile Class III regional railroad which provides rail service on a generally East-West rout across one of the top grain producing regions in the world. It stretches from Fort Madison, Iowa through Central Illinois (approximately 70 miles south of Chicago) to Logansport, Indiana and includes service to two company-operated intermodal facilities. The TP&W hauls agricultural products, chemicals, coal, fertilizer, food products, steel, manufactured goods and consumer products for such customers as Archer Daniels Midland, Central Illinois Power, Witco, Lonza and Caterpillar. The Company also has operations over (i) 52 miles of track between Peoria, Illinois and Galesburg, Illinois owned by Burlington Northern Santa Fe pursuant to a Trackage Rights Agreement and a Haulage Agreement, and (ii) 33 miles of track in Indiana pursuant to a Lease Agreement with subsidiaries of Cargill, Inc.

         The Investor Group is currently negotiating for the possible sale of the Company in the first half of 1999.

         PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Marksman Corporation (inactive) and Toledo, Peoria and Western Railway Corporation (operating subsidiary). All significant intercompany transactions and balances have been eliminated in consolidation.

         ACCOUNTS RECEIVABLE AND REVENUE RECOGNITION: Accounts receivable and accounts payable in the balance sheet reflect interline transactions with other railroads which the Company is required to enter into as part of settling freight payments received from customers. The system follows Railway Accounting Rules as adopted by member railroads of The Association of American Railroads, of which the Company is a member. At year end, in accordance with industry practice, accrued revenue on a completed service basis is reflected in the statement of income for unsettled freight not yet part of the interline accounting system.

         At December 31, 1998 and 1997, the Company's trade receivables are $2.0 million and $1.6 million, which is net of an allowance for doubtful accounts of $43 and $115, respectively.

         Two major customers accounted for approximately 44% and 38% of the Company's operating revenues for the year ended December 31, 1998 and 1997, respectively. The loss of either customer could have an adverse effect on the Company's results of operations. At December 31, 1998 and 1997, respectively, the Company's trade receivables include approximately $721 and $733 or 36% and 45% of total receivables, representing balances due from the two major customers. The Company does not require collateral and the credit risk associated with this concentration is not deemed significant.

         COMMODITY AGREEMENT USED TO HEDGE PRICE FLUCTUATIONS: The Company enters into a diesel fuel supply agreement to hedge its exposure to price fluctuations on approximately 53% of its anticipated fuel requirements during a six-month period, from Fall to early Spring, for its freight transportation business. The nature of the hedging transaction does not result in any significant risk to the Company.

         MATERIALS AND SUPPLIES: Materials and supplies are stated at the lower of cost or market determined by the average cost method.

         Materials and supplies are charged to expense, construction-in-progress or property, plant and equipment at the time of use.

      THE TOLEDO, PEORIA AND WESTERN RAILROAD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment is recorded at cost including capitalized interest during periods of construction. Depreciation is provided over the estimated useful lives of the related assets and is computed principally by the straight-line method for financial statement purposes.

         Costs of reimbursable rehabilitation projects not yet complete are recorded in reimbursable construction costs. Charges incurred during the project phase are billed to the respective state or federal government agency. The proceeds from these subsidies are recorded in the statement of stockholders' equity as contributed capital at the time of receipt, net of applicable income taxes.

         The cost of property retired or sold and related accumulated depreciation are removed from the asset and allowance accounts. Gain or loss on disposition of property is reflected in earnings. Maintenance and repairs are charged to earnings as incurred. Renewals and betterments are capitalized

         INTANGIBLE ASSETS: Intangibles are amortized by the straight-line method over a period of 20 years. Accumulated amortization was $25 and $17 at December 31, 1998 and 1997, respectively.

         ESTIMATED SELF-INSURANCE LIABILITY: The Company is self-insured to various limits for public liability and property loss. The liability for self-insurance is generally accrued based on occurrence, with liability for possible escalation on unsettled claims being estimated based on individual situations. In the opinion of management, after review with attorneys for the Company, such claims are of a nature that they will not have a material adverse effect on the financial position of the Company.

         INCOME TAXES: The Company provides for income taxes in accordance with the liability method as set forth in Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. (See Note 5.)

         CASH EQUIVALENTS: The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

      THE TOLEDO, PEORIA AND WESTERN RAILROAD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)




NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         ACCOUNTS PAYABLE AND ACCRUED LIABILITIES: At the date of the Company's acquisition of Marksman Corporation and Toledo, Peoria and Western Railway, January 31, 1996, certain levels of accruals, primarily related to unsettled interline liabilities, were carried forward to cover uncertainties associated with the ultimate settlement of these amounts. During 1998, the Company made a final determination that these interline liabilities existing at the acquisition date were subsequently settled at amounts less than the established accrual. Accordingly, $350 of the accrual that was established at the acquisition date was reversed in 1998 and is reflected in the 1998 statement of income in railway operating revenues. Additionally, the Company in 1998 favorably settled a liability for certain facility costs which resulted in approximately $136 of an accrual established at the acquisition date being reversed and is reflected in the 1998 statement of income in maintenance of way and structures expense.

         USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         PENDING ADOPTION OF RECENTLY ISSUED ACCOUNTING STANDARD: In April 1998, the AICPA issued SOP 98-5, REPORTING THE COSTS OF START-UP ACTIVITIES. The SOP is effective beginning on January 1, 1999, and requires that start-up costs capitalized prior to January 1, 1999 be written off and any future start-up costs be expenses as incurred. The unamortized balance of start-up costs ($151 as of December 31, 1998) will be written off as a cumulative effect of an accounting change during 1999.

         RECLASSIFICATION: Certain amounts in the 1997 financial statements have been reclassified to conform with the 1998 presentation.

NOTE 2.  PROPERTY, PLANT AND EQUIPMENT

         A summary of property, plant and equipment balances by major classes at December 31 is as follows:

                                                        1997              1998
                                                      --------         --------
            Land                                      $  6,915         $  6,923
            Buildings and bridges                        2,599            2,618
            Machinery, equipment and roadway            10,859           12,764
                                                      --------         --------
                                                        20,373           22,305
            Less:  allowance for depreciation           (1,510)          (2,517)
                                                      --------         --------
            Property, plant and equipment, net        $ 18,863         $ 19,788
                                                      ========         ========


During the year ended December 31, 1997, the Company entered into capital lease obligations totaling $101, for the acquisition of equipment.


NOTE 3.  NOTE PAYABLE

The Company has available up to a $1 million line of credit, which matures on January 31, 2001, which is secured by eligible accounts receivable. Interest on these borrowings is at prime plus 1.00% (prime at December 31, 1998 was 7.75%). At December 31, 1998 and 1997, respectively, eligible accounts receivable were $931 and $975 and the Company had drawn down $300 and $500 of the available line.

      THE TOLEDO, PEORIA AND WESTERN RAILROAD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 4.  LONG-TERM DEBT

Long-term debt obligations at December 31 are summarized as follows:

                                                                                            1997             1998
                                                                                           -------         -------
Term loan payable to Bank Austria Creditanstalt Corporate Finance, Inc.
   ("BACCF") in quarterly principal installments escalating from $56 to $200 plus interest through 2002, with a balloon payment of $3.37 million in 2003
   Interest on the term loan is based on the prime rate plus 1.5% (prime at
   December 31, 1998 was 7.75%). The agreement also stipulates if certain thresholds of net income are met, the Company must make
   mandatory prepayments of principal .............................................        $ 6,532         $ 6,021
Loan payable to Bank Austria Creditanstalt Corporate Finance, Inc.
   ("BACCF") in monthly principal installments of $16 plus interest through
   2005.  Interest based on prime rate plus 1.5% (prime at December 31,
   1998 was 7.75%) ................................................................            150           1,296
Loan payable to the State of Illinois, acting through its Department of
   Transportation, in annual installments of $104 including interest, through
   2011, with interest at a rate of 3% secured by liens on
   improvements made to rail structures paid for from the loan proceeds ...........          1,175           1,107
Capital lease obligations, due through September 2000 in monthly installments with interest varying from 6.81% to 9.27% at December 31,
   1998.  The leases are secured by equipment .....................................             96              33
                                                                                           -------         -------
                                                                                             7,953           8,457
Less current portion ..............................................................           (656)           (849)
                                                                                           -------         -------
Long-term debt ....................................................................        $ 7,297         $ 7,608
                                                                                           =======         =======



         In connection with the term loan between the Company and BACCF, the Investor Group entered into a cash collateral agreement and a deficiency guarantee with BACCF. The cash collateral agreement required cash collateral deposits of $1 million to be made which secure the loan in the event of default by the Company. The deposits were funded $951 by the Investor Group and $49 by the Company. The deficiency guarantee obligates each member of the Investor Group, severally, to guarantee payment of a portion of the term loan in accordance with the terms of the loan agreement. The Investor Group has also pledged a security interest in the shares of the Company's common stock owned to BACCF.

         Substantially all assets of the Company are pledged as collateral under debt agreements. In addition to other requirements, the Company is required to meet certain covenant ratio requirements, such as minimum net worth and annual capital expenditure limits, under its primary debt agreement. At December 31, 1998, the Company met all the minimum requirements. The Company is restricted from paying dividends during the term of the BACCF term loan agreement.

         Interest expense, net, is comprised of interest expense of $802 for the year ended December 31, 1998 and $783 for the year ended December 31, 1997, net of respective amounts for capitalized interest of $32 in both years and interest income of $16 and $20. Interest paid was $762 and $736, respectively, for the same periods.

      THE TOLEDO, PEORIA AND WESTERN RAILROAD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)




NOTE 4.  LONG-TERM DEBT, CONTINUED.

         A summary of maturities of long-term debt at December 31, 1998 is as follows:

                      1999                $  849
                      2000                   905
                      2001                   961
                      2002                 1,034
                      2003                 3,645
                   Thereafter              1,063
                                          ------
                                          $8,457
                                          ======

NOTE 5.  INCOME TAXES

         The components of the provision for federal and state income taxes are as follows:

                                                      YEAR ENDED
                                                      DECEMBER 31,
                                                   ----------------
                                                   1997        1998
                                                   ----        ----
            Current tax expense ...........        $ 14        $ 31
            Deferred tax expense ..........         136         624
                                                   ----        ----
              Total income tax expense ....        $150        $655
                                                   ====        ====



         The Company's effective tax rate differs from the statutory U.S. federal income tax rate due primarily to the effects of state taxes and certain expenses not deductible for federal tax purposes.

         State taxes are based on a combination of pre-tax earnings, allocated capital and gross transportation receipts. Amounts included in current tax expense were $16 for the year ended December 31, 1998 and $14 for the year ended December 31, 1997. Current tax expense for 1998 also includes a $326 benefit from the utilization of federal net operating loss carryforwards.

         The Company has operating loss carryforwards of $286 at December 31, 1998 which expire at various dates through 2012. Due to a change in ownership as defined under IRC section 382, $266 of the net operating loss carryforward is subject to an annual limitation of $22. A valuation allowance has been established for operating loss carryforwards attributable to the acquired company due to uncertainties regarding their future realization.

         Net income tax payments amounted to $16 for the year ended December 31, 1998 and $14 for the year ended December 31, 1997.

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant

      THE TOLEDO, PEORIA AND WESTERN RAILROAD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)




components of the Company's deferred tax liabilities and assets as of December 31 are as follows:

NOTE 5.  INCOME TAXES, CONTINUED

                                                                                    1997            1998
                                                                                  -------         -------
DEFERRED TAX LIABILITIES:
   Book basis in excess of tax basis of property, plant and equipment ....        $ 2,518         $ 2,786

DEFERRED TAX ASSETS:
   Vacation reserve ......................................................             69              54
   Bad debt reserve ......................................................             39              36
   Litigation reserve ....................................................            107              85
   Deferred revenue ......................................................             46              46
   Accrued health claims .................................................             28              21
   Other .................................................................             24              14
   Net operating loss carryforwards ......................................            385              97
                                                                                  -------         -------
                                                                                      698             353
   Valuation allowance ...................................................            (73)            (91)
                                                                                  -------         -------
Total deferred tax assets ................................................            625             262
Net deferred tax liabilities .............................................        $ 1,893         $ 2,524
                                                                                  =======         =======

CLASSIFICATION OF DEFERRED TAXES:
   Non-current liabilities ...............................................        $ 2,206         $ 2,765
   Current assets ........................................................           (313)           (241)
                                                                                  -------         -------
                                                                                  $ 1,893         $ 2,524
                                                                                  =======         =======

NOTE 6.  LEASES

         The Company leases certain equipment under operating lease agreements for periods ranging from one to three years. Rental expense was $758 and $604 for the years ended December 31, 1998 and 1997, respectively.

         Future minimum lease payments for noncancellable operating leases as of December 31, 1998 are $196 in the year ending December 31, 1999.

NOTE 7.  COMMITMENTS AND CONTINGENT LIABILITIES

         The Company has outstanding at December 31, 1998 commitments of approximately $1.1 million in connection with the completion of various rehabilitation projects and construction in progress. Completion dates range from six months to three years. The commitments are expected to be partially offset by government agency funding of approximately $985.

         Certain claims have been filed against the Company or its subsidiaries and have not been finally adjudicated. These claims when finally concluded and determined, will not, in the opinion of management based upon information that it presently possesses, have a material adverse effect on the consolidated financial position or results of operations.

         The U.S. Environmental Protection Agency ("USEPA") has performed a screening site inspection at one of the Company's properties. The site inspection report raises the possibility that at some date the USEPA may assert claims for remediation against the Company. Some properties are presently and have in the past been leased or licensed to others who are or have maintained hazardous materials handling facilities on the properties, which may have resulted in spills on the property or operation in violation of certain federal or state laws. The Company's policy is to make provision for the cost of environmental matters when it is probable that a liability has been incurred and such liability can be reasonably estimated.

      THE TOLEDO, PEORIA AND WESTERN RAILROAD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)





         Under an operating lease with a third party, the Company is committed to repair a bridge estimated to cost $70. This repair is expected to be completed by the middle of the year 2000.

NOTE 8.  RELATED PARTY TRANSACTIONS

         The Company entered into an Administrative Services Agreement by and between the Company and DOC on January 31, 1996. Under this agreement, the DOC performs certain administrative services for the Company. Such services performed by the DOC totaled $1.1 million for the year ended December 31, 1998 and $1.1 million for the year ended December 31, 1997 and are included primarily in general and administrative expense. In the normal course of business, transactions exist between the Company and the DOC. For the above mentioned periods, respectively, these types of charges (primarily related to locomotive and equipment rental and capital work) totaled approximately $1.3 million and $791, offset in part by Company billings to the DOC of approximately $21 and $55.

         At December 31, 1998 and 1997 the Company had a net payable to the DOC of approximately $764 and $638, respectively. Of these amounts, for the respective periods, $331 and $270 represent amounts payable under the Administrative Services Agreement and the remaining $433 and $368 are various direct costs incurred or services performed by DOC, net of direct receivables from them.

NOTE 9.  YEAR 2000 (UNAUDITED)

         The Year 2000 Issue (Y2K) is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

         Based on recent assessments, the Company determined that its most significant data processing suppliers (Delaware Otsego Corporation, Railcar Management, Inc. and Railinc) require modification or replacement of portions of their software and certain hardware so that those systems will properly utilize dates beyond December 31, 1999. If such modifications and replacements are not made, or are not completed timely, the Y2K problem could have a material impact on the operations of the Company. The Company continues to monitor the efforts of these suppliers and believes that all necessary modifications will be completed.

         The Company's assessment also indicated that software and hardware (embedded chips) used in Company-owned telephone switching and dispatching software (hereafter also referred to as operating equipment) may also be at risk, but there is no material exposure as it relates to locomotive power or grade crossing protection. The Company intends to replace or upgrade this operating equipment.

         Except as noted above, the Company is not aware of any suppliers or subcontractors with a Y2K problem that would materially impact the Company's results of operations, liquidity, or capital resources. However, the Company has no means of ensuring that suppliers or subcontractors will be Y2K ready. The effect of noncompliance by external agents is not determinable.

         Management of the Company believes it has an effective program in place to resolve the Y2K issue in a timely manner. As noted above, the Company has not yet completed all necessary phases of the Y2K program. In the event that the Company does not complete any additional phases, the Company may be unable to take customer orders, ship products, invoice customers or collect payments. In addition, disruptions in the economy generally resulting from Y2K issues could also materially adversely affect the Company. The Company could be subject to litigation for computer systems product failure, for example, equipment shutdown or failure to properly date business records. The amount of potential liability and lost revenue cannot be reasonably estimated at this time.

      THE TOLEDO, PEORIA AND WESTERN RAILROAD CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)




         The Company currently has no contingency plan in place in the event it does not complete all phases of the Year 2000 program. The Company plans to evaluate the status of its completion in 1999 and determine whether such a plan is necessary.

                     THE TOLEDO, PEORIA AND WESTERN RAILROAD
                          CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                               As of June 30, 1999
                                 (in thousands)
                                   (unaudited)


                                     ASSETS

Current assets:
  Cash ....................................................................        $   516
  Accounts and notes receivable ...........................................          1,401
  Inventory ...............................................................            158
  Deferred income taxes ...................................................            241
  Other current assets ....................................................            110
                                                                                   -------
          Total current assets ............................................          2,426
Property, plant and equipment, net ........................................         19,558
Other assets ..............................................................            290
                                                                                   -------
          Total assets ....................................................        $22,274
                                                                                   =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current maturities of long-term debt ....................................        $ 1,377
  Accounts payable ........................................................          2,556
  Accrued expenses ........................................................            988
                                                                                   -------
           Total current liabilities ......................................          4,921
                                                                                   -------
Long-term debt ............................................................          7,133
Other liabilities .........................................................            227
Deferred income taxes .....................................................          2,752

Stockholders' equity:
  Common stock ............................................................             --
  Additional paid in capital ..............................................          5,518
  Retained earnings .......................................................          1,723
                                                                                   -------
          Total stockholders' equity ......................................        $ 7,241
                                                                                   -------
          Total liabilities and stockholders' equity ......................        $22,274
                                                                                   =======


      THE TOLEDO, PEORIA AND WESTERN RAILROAD CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                 for the Six Months Ended June 30, 1998 and 1999
                                 (in thousands)
                                   (unaudited)

                                                  SIX MONTHS ENDED JUNE 30,
                                                  -------------------------
                                                    1998           1999
                                                  -------         -------
OPERATING REVENUES:
   Transportation ........................        $ 5,425         $ 4,882
   Other .................................            687             880
                                                  -------         -------
           Total operating revenue .......          6,112           5,762
                                                  -------         -------

OPERATING EXPENSES:
   Transportation ........................          4,297           4,192
   General and administrative ............            775             783
   Depreciation and amortization .........            470             511
                                                  -------         -------
           Total operating expenses ......          5,542           5,486
                                                  -------         -------
           Operating income ..............            570             276
   Interest and other expenses ...........           (337)           (385)
                                                  -------         -------
           Income (loss) before income
             taxes .......................            233            (109)
   Provision for income taxes ............             83             (24)
                                                  -------         -------
           Net (loss) income .............        $   150         $   (85)
                                                  =======         =======



      THE TOLEDO, PEORIA AND WESTERN RAILROAD CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 For the six months ended June 30, 1998 and 1999
                                 (in thousands)
                                   (unaudited)

                                                                                 SIX MONTHS ENDED JUNE 30,
                                                                                 -------------------------
                                                                                    1998          1999
                                                                                  -------       --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss) ......................................................        $ 150         $ (85)
   Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization ........................................          470           510
     Gain on sale of properties ...........................................          (34)          (18)
     Deferred income taxes ................................................           79           (39)
     Changes in operating assets and liabilities, net acquisition and dispositions:
        Accounts receivable ...............................................          191           701
        Inventories .......................................................         (114)          (76)
        Other assets ......................................................           (2)           85
        Accounts payable and accruals .....................................            1          (340)
                                                                                   -----         -----
              Net cash provided by operating activities ...................          741           738
                                                                                   -----         -----
   Cash flows from investing activities:
     Purchase of property, plant and equipment ............................         (857)         (307)
     Capital contributions ................................................           20            79
     Proceeds from sale of properties .....................................           36            47
                                                                                   -----         -----
              Net cash provided by investing activities ...................         (801)         (181)
                                                                                   -----         -----
   Cash flows from financing activities:
     Proceeds from issuance of long-term debt .............................          600           200
     Principal payments on debt ...........................................         (346)         (444)
                                                                                   -----         -----
              Net cash provided by (used in) financing activities .........          254          (244)
                                                                                   -----         -----
   Net increase in cash ...................................................          194           313
   Cash, beginning of period ..............................................          433           201
                                                                                   -----         -----
   Cash end of period .....................................................        $ 627         $ 514
                                                                                   =====         =====



UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 1999

                                 (IN THOUSANDS)

                                                                             TOLEDO, PEORIA   PRO FORMA
                                           RAILAMERICA(a)  RAILINK LTD.(a)   AND WESTERN(a)  ADJUSTMENTS           PRO FORMA
                                           --------------  ---------------   --------------  -----------           ---------
                ASSETS
Cash .................................       $  15,386        $     549        $     514       $                   $  16,449

Accounts and notes receivable ........          27,395            7,347            1,401                              36,143
Inventories ..........................          13,589            4,387              158                              18,134
Other current assets .................           2,856              708              351                               3,915
                                             ---------        ---------        ---------       ---------           ---------
     Total current assets ............          59,226           12,991            2,424              --              74,641

Property, plant and equipment, net ...         245,540           48,175           19,558          16,413(b)          333,343
                                                                                                   3,657(c)
Notes receivable, less current portion           1,301               --               --                               1,301
Investment in affiliates .............           1,939            3,629               --                               5,568
Excess of cost over net assets of
  companies acquired .................           2,189               --               --                               2,189

Other assets .........................          10,755               --              292            (292)(c)          10,755
                                             ---------        ---------        ---------       ---------           ---------
     Total assets ....................       $ 320,950        $  64,795        $  22,274       $  19,778           $ 427,797
                                             =========        =========        =========       =========           =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt..       $   3,243        $   4,333        $      --       $  (4,333)(b)       $   3,243
Current maturities of subordinated
  debt ...............................             201               --               --                                 201
Accounts payable .....................          18,189            5,986            2,556                              26,730
Accrued expenses .....................          10,390               --            1,124             490 (b)          12,004
                                             ---------        ---------        ---------       ---------           ---------
     Total current liabilities .......          32,023           10,319            3,680          (3,843)             42,179
                                             ---------        ---------        ---------       ---------           ---------
Long-term debt .......................          81,753           20,749            8,601          36,160(b)          148,350
                                                                                                   1,087(c)

Subordinated debt ....................         100,000               --               --                             100,000
Convertible debt .....................           7,018               --               --          13,362(b)           28,436
                                                                                                   8,056(c)

Other liabilities ....................          18,764               --               --                              18,764
Deferred income taxes ................           7,443           (1,730)           2,752           6,191(b)           16,119
                                                                                                   1,463(c)

Minority interest ....................           8,319               --               --                               8,319
Redeemable convertible preferred stock          10,740               --               --                              10,740
Stockholders' equity:
     Common stock ....................              12               --               --                                  12
     Additional paid in capital ......          43,933           29,563            5,518         (29,563)(d)          43,933
                                                                                                  (5,518)(e)
     Retained earnings ...............          12,729            5,894            1,723          (5,894)(d)          12,729
                                                                                                  (1,723)(e)

  Accumulated other comprehensive
     income ..........................           2,135               --               --                               2,135
     Less treasury stock .............          (3,919)              --               --                              (3,919)
                                             ---------        ---------        ---------       ---------           ---------
     Total stockholders' equity ......          54,890           35,457            7,241         (42,698)             54,890
                                             ---------        ---------        ---------       ---------           ---------

     Total liabilities and
       stockholders' equity ..........       $ 320,950        $  64,795        $  22,274       $  19,778           $ 427,797
                                             =========        =========        =========       =========           =========


             SEE NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

                                                      V/LINE FREIGHT     RAILINK    TOLEDO, PEORIA     PRO FORMA
                                      RAILAMERICA(a)  CORPORATION(b)     LTD.(a)    AND WESTERN(a)    ADJUSTMENTS      PRO FORMA
                                      --------------  --------------     -------    --------------    -----------      ---------
OPERATING REVENUE:
     Transportation -
        railroad                       $   30,304      $   60,410       $   25,470  $   13,058        $ 16,548 (c)    $  145,790
     Transportation-motor
        carrier                             4,252              --               --          --              --             4,252
     Manufacturing                         39,887              --               --          --              --            39,887
     Other                                  2,700          13,124            1,587         333              --            17,744
                                       ----------      ----------       ----------  ----------        --------        ----------
     Total operating revenue               77,143          73,534           27,057      13,391          16,548           207,673
                                       ----------      ----------       ----------  ----------        --------        ----------

OPERATING EXPENSES:
     Transportation -                      15,702          80,334           17,447       8,170          (1,322) (d)      120,331
       Railroad
     Costs of goods sold -
       manufacturing                       28,583              --               --          --              --            28,583
     Selling, general and
       administrative                      12,399              --            4,033       1,553            (783) (f)       17,202
     Depreciation and amortization          3,379           2,781            3,024       1,004           4,298  (g)       13,906
                                                                                                           (98) (h)
                                                                                                          (483) (I)


       Motor Carrier                        4,438              --               --          --              --             4,438
                                       ----------      ----------       ----------  ----------        --------        ----------
         Total operating
           expenses                        64,501          83,115           24,504      10,727           1,613           184,460
                                       ----------      ----------       ----------  ----------        --------        ----------
         Operating income                  12,642          (9,581)           2,554       2,664          14,935            23,214

Interest and other expense                 (4,934)           (630)            (421)                    (14,247) (j)      (26,269)
                                                                                          (685)         (4,650) (k)
                                                                                                          (702) (l)


Minority interest in income of
   subsidiary                              (1,672)             --               --          --              --            (1,672)
                                       ----------      ----------       ----------  ----------        --------        ----------
     Income before income taxes             6,036         (10,211)           2,132       1,979          (4,664)           (4,728)
     Provision for income taxes             1,570              --              887         655          (5,540) (m)       (2,428)
                                       ----------      ----------       ----------  ----------        --------        ----------
     Net (loss) income                    $ 4,466      $  (10,211)      $    1,245  $    1,324        $    876        $   (2,300)
                                       ==========      ==========       ==========  ==========        ========        ==========

Weighted average shares
 outstanding:
     Basic                                  9,553                                                        1,415 (n)        10,968
                                       ==========                                                     ========        ==========
     Diluted                               10,307                                                          661 (o)        10,968
                                       ==========                                                     ========        ==========

Earnings per share - Basic                  $0.47                                                                         $(0.31)
                                       ==========                                                                     ==========
Earnings per share - Diluted                $0.44                                                                         $(0.31)
                                       ==========                                                                     ==========






             SEE NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                    (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)


                                                     V/LINE FREIGHT                   TOLEDO,
                                        RAILAMERICA    CORPORATION   RAILINK LTD.   PEORIA AND     PRO FORMA
                                            (a)            (b)            (a)       WESTERN (a)    ADJUSTMENTS    PRO FORMA
                                        -----------    -----------   ------------   ----------     -----------    ----------
OPERATING REVENUE:
   Transportation - railroad.......      $   34,846    $   24,302        $16,142    $   4,882      $  5,747  (c)  $   85,918
   Manufacturing...................          22,956            --             --           --            --           22,956
   Other...........................           3,468         4,529          1,048          880            --            9,925
                                         ----------    ----------     ----------    ---------      --------       ----------
      Total operating revenue......          61,270        28,831         17,190        5,762         5,747          118,799
                                         ----------    ----------     ----------    ---------      --------       ----------

OPERATING EXPENSES:
   Transportation - railroad.......          21,787        31,291         10,098        4,192          (683) (d)      66,685
   Costs of goods sold -
     manufacturing                           16,992            --             --           --            --           16,992
   Selling, general and
     administrative                           9,606            --          2,866          783          (277) (e)      12,592
                                                                                                       (386) (f)

   Depreciation and amortization....          3,237         1,230          1,801          511         1,206  (g)       7,560
                                                                                                       (193) (h)
                                                                                                       (232) (i)
                                         ----------    ----------     ----------    ---------      --------       ----------
Total operating expenses...........          51,622        32,521         14,765        5,486          (566)         103,829
                                         ----------    ----------     ----------    ---------      --------       ----------
        Operating income...........           9,648        (3,690)         2,424          276         6,312           14,971

Interest and other expense.........          (3,375)         (234)          (566)        (385)       (4,884)(j)      (12,092)
                                                                                                     (2,309)(k)
                                                                                                       (338)(l)


Minority interest in income of
   subsidiary.....................             (381)           --             --           --            --             (381)
                                         ----------    ----------     ----------    ---------      --------       ----------

Income before income taxes........            5,892        (3,924)         1,858         (109)       (1,220)           2,498
Provision for income taxes........            1,941            --            783          (24)       (1,968) (m)         732
                                         ----------    ----------     ----------    ---------      --------       ----------
        Net income.................      $    3,951    $   (3,924)    $    1,075    $     (85)     $    748       $    1,765
                                         ==========    ==========     ==========    =========      ========       ==========

Weighted average shares
outstanding:
     Basic .....................             10,617                                                     520 (n)       11,137
                                         ==========                                                ========       ==========
     Diluted....................             11,432                                                      92 (o)       11,524
                                         ==========                                                ========       ==========

Earnings per share - Basic......              $0.32                                                                    $0.11
                                         ==========                                                               ==========
Earnings per share - Diluted....              $0.31                                                                    $0.11
                                         ==========                                                               ==========









             SEE NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION



BALANCE SHEET:

         (a)      Represents the historical balance sheet at June 30, 1999.

         (b) Represents the following estimated adjustments to reflect the acquisition of RaiLink Ltd. (the final purchase price allocation will be based upon a final determination of the fair values of the net assets acquired):

                                    Cash purchase price                                 $61.4 million
                                    Assumption of existing debt                         $ 8.8 million
                                                                                        ------
                                    Total purchase price                                $70.2 million

                           Sources of purchase price:

                                    Revolving line of credit                            $48.1 million
                                    Issuance of convertible debt                        $13.3 million
                                    Assumption of existing debt                         $ 8.8 million
                                                                                        ------
                                    Total sources                                       $70.2 million

                           Adjustments to historical financial statements of RaiLink:

                                    Property, plant and equipment                       $16.4 million
                                    Accrued liabilities                                 $(0.5) million
                                    Deferred tax liability                              $(6.2) million

                           Accrued liabilities represent severance costs which RailAmerica has accrued in accordance with EITF No. 95-3, "Recognition of Liabilities in Connection with a
                           Purchase Business Combination."

         (c) Represents the following estimated adjustments to reflect the acquisition of Toledo, Peoria and Western Railroad (the final purchase price allocation will be based upon a final determination of the fair values of the net asset acquired):

                                    Cash purchase price                                 $17.8 million

                           Sources of purchase price:

                                    Revolving line of credit                            $ 9.7 million
                                    Issuance of convertible debt                        $ 8.1 million
                                                                                        ------
                                    Total sources                                       $17.8 million

                           Adjustments to historical financial statements of Toledo, Peoria and Western Railroad:

                                    Property, plant and equipment                       $ 3.7  million
                                    Other assets                                        $(0.3) million
                                    Deferred tax liability                              $(1.5) million

         (d)      Reflects elimination of RaiLink Ltd.'s old equity accounts.

         (e) Reflects elimination of Toledo, Peoria and Western Railroad's historical equity accounts.

STATEMENT OF INCOME:

         (a) Reflects the historical consolidated statement of income for the twelve months ended December 31, 1998 and six months ended June 30, 1999.

         (b) Reflects the historical statement of income for the twelve months ended December 31, 1998 and four months ended April 30, 1999.

         (c) Reflects revenue from track access fees at V/Line Freight Corporation ("VLC") based upon the kilometers traveled times the agreed upon rate from other railroads with access to Freight Victoria tracks.

         (d) Reflects the reduction of VLC costs resulting from the following: (i) outsourcing certain maintenance functions and
                  (ii) reimbursement of certain maintenance costs from a third party.

         (e) Reflects the elimination of costs incurred by RaiLink in connection with RailAmerica's acquisition of RaiLink. Such costs had been expensed by RaiLink during 1998. No costs were incurred in 1998 relating to the RailAmerica acquisition.

         (f) Reflects a reduction in RaiLink costs resulting from the following: (i) elimination of duplicative CEO, COO, CFO and CMO positions, (ii) reduction in fuel costs based upon RailAmerica's negotiated prices and (iii) elimination of fees paid to directors of RaiLink and related expenses.

         (g) Reflects the increased depreciation and amortization due to the revaluation of VLC's property, plant and equipment and infrastructure lease.

         (h) Reflects the decreased depreciation and amortization due to the revaluation of RaiLink Ltd.'s property, plant and equipment.

         (i) Reflects the increased depreciation and amortization due to the revaluation of Toledo, Peoria and Western Railroad's property, plant and equipment.

         (j) Reflects the increased interest expense on the V/Line Freight acquisition from a bridge loan and convertible debt issued less the elimination of interest on liabilities not assumed. The interest rates and debt balances are as follows:

                                                                                          INTEREST EXPENSE
                                                                                     ----------------------------
                                                       INTEREST       BEGINNING      DECEMBER 31,      JUNE 30,
                                                         RATE     PRINCIPAL AMOUNT       1998            1999
                                                         ----     ----------------   ------------      ----------
               Bridge loan......................        14.50%     $100.0 million     $14,500,000      $4,992,000
               Convertible debt.................         6.00%       $6.3 million         377,000         126,000
               Historical interest expense
                 on extinguished debt...........                                         (251,000)       (234,000)
                                                                                      -----------      ----------


                                                                                      $14,626,000      $4,884,000
                                                                                      ===========      ==========

         (k) Reflects the increased interest expense on the RaiLink Ltd. acquisition from borrowing on the Company's revolver and convertible debt issued in a private placement less the elimination of interest on liabilities not assumed. The interest rates and debt balances are as follows for the six months ended June 30, 1999:

                                                       INTEREST        BEGINNING         INTEREST
                                                         RATE      PRINCIPAL AMOUNT       EXPENSE
                                                       --------    ----------------      ----------
               Revolving line of credit............       8.30%       $48.6 Million      $2,025,000
               Convertible debt....................       8.00%       $13.3 Million         563,000
               Existing debt assumed...............     various        $8.8 Million         287,000
               Historical interest expense
                 On extinguished debt..............                                        (566,000)
                                                                                        -----------
                                                                                        $ 2,309,000
                                                                                        ===========

                  The interest rates and debt balances are as follows for the year ended December 31, 1998:


                                                       INTEREST        BEGINNING         INTEREST
                                                         RATE      PRINCIPAL AMOUNT       EXPENSE
                                                       --------    ----------------      ----------
               Revolving line of credit............       8.30%       $48.6 Million      $4,033,000
               Convertible debt....................       8.00%       $13.3 Million       1,069,000
               Existing debt assumed                      6.50%        $4.0 Million         248,000
               Historical interest expense on
                 extinguished debt.................                                        (720,000)
                                                                                         ----------

                                                                                         $4,650,000
                                                                                         ==========


         (l) Reflects the increased interest expense on the Toledo, Peoria and Western Railroad acquisition from borrowing under the Company's Revolver and convertible debt issued in a private placement less the elimination of interest on liabilities not assumed. The interest rates and debt balances are as follows for the six months ended June 30, 1999:

                                                                                           INTEREST EXPENSE
                                                                                       --------------------------
                                                       INTEREST       BEGINNING        DECEMBER 31,      JUNE 30,
                                                         RATE     PRINCIPAL AMOUNT         1998            1999
                                                       --------   ----------------     -------------     --------
               Revolving line of credit.........           8.30%       $9.4 million      $811,000        $419,000
               Convertible debt.................           8.00%       $8.1 million       645,000         322,000
               Historical interest expense
                 on extinguished debt...........                                         (754,000)       (403,000)
                                                                                         --------        --------
                                                                                         $702,000        $338,000
                                                                                         ========        ========



         (m) Reflects the income tax effect to the pro forma adjustments at an assumed income tax rate of 36% for V/Line Freight, 44.4% for RaiLink. and 40% for the Toledo Peoria and Western Railroad.

PER SHARE DATA:

         (n) The weighted average shares-basic gives effect to the 1.4 million shares issued by the Company in a private placement to partially fund the V/Line Freight acquisition.

         (o) The weighted average shares-diluted gives effect to three private placements, which occurred during 1999, as if the occurred at the beginning of the respective period.

                  (1) 464,400 shares of redeemable convertible preferred stock with a $25 liquidation value and a conversion price of $8.25.
                  (2)  1.4 million shares of Common Stock.
                  (3) $22.5 million of 6% junior convertible subordinated debentures, convertible at $10 per share.


         Pro forma net income (loss) per share is calculated as follows:

                                                                         YEAR ENDED             SIX MONTHS ENDED
                                                                     DECEMBER 31, 1998            JUNE 30, 1999
                                                                     -----------------          ----------------
                Net income (loss)..........................                $(2,300)                   $1,765
                Preferred stock dividends and accretion....                 (1,064)                     (532)
                                                                           -------                    ------
                Income available to common stockholders
                  (basic)..................................                 (3,364)                    1,233
                Interest from convertible debt.............                     -- *                      -- *
                Preferred stock dividends and accretion....                     -- *                      -- *
                                                                           -------                    ------
                Income available to common stockholders
                  (diluted)................................                $(3,364)                   $1,233
                                                                           =======                    ======

                Weighted average shares outstanding
                  (basic)..................................                 10,968                    11,137
                Assumed exercise of options and warrants...                     -- *                     387


                Assumed conversion of convertible
                  securities...............................                     -- *                      -- *
                                                                           -------                    ------
                Weighted average shares outstanding
                  (diluted)................................                 10,968                    11,524
                                                                           =======                    ======

                         * Convertible securities, options and warrants are anti-dilutive so they are excluded from the computation